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                                                                    Exhibit 23.2

                              ACCOUNTANTS' CONSENT

The Board of Directors
American Retirement Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of American Retirement Corporation of our report dated February 17, 1999, relating to the consolidated balance sheets of American Retirement Corporation and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations, changes in partners'/shareholders' equity, and cash flows for the years ended December 31, 1998 and 1997 and the related consolidated statements of operations, changes in partners'/shareholders' equity, and cash flows of American Retirement Communities, L.P. and its consolidated entities (the Predecessor) for the year ended December 31, 1996, which report appears in the December 31, 1998 annual report on Form 10-K of American Retirement Corporation.

Our report contains an explanatory paragraph that states that the Company changed its method of accounting for costs of start-up activities to adopt the provisions of Statement of Position No. 98-5, Reporting on the Costs of Start-up Activities, effective January 1, 1998.


KPMG LLP

Nashville, Tennessee
January 14, 2000